October 4, 2010	EXHIBIT 99.1

Eagle Rock Announces Agreement to Acquire Complementary Gathering System in Texas Panhandle and Acquisition of Additional Interests in Big Escambia Creek Field

HOUSTON - Eagle Rock Energy Partners, L.P. (together with its subsidiaries, as applicable, “Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced it has executed a purchase and sale agreement to acquire certain natural gas gathering systems and related facilities located primarily in Wheeler and Hemphill Counties in the Texas Panhandle from Centerpoint Energy Field Services, Inc.  The purchase price for the assets is $27.5 million, subject to customary adjustments. The transaction has an effective date of October 1st, 2010 and is expected to close on or around October 15th, 2010, subject to the satisfaction of certain closing conditions.

The assets to be acquired include over 200 miles of gathering pipeline and related compression and dehydration facilities, together with gas gathering contracts, rights of way and other intangible assets. The assets are located in the core of the highly active and prolific Granite Wash play and are highly complementary to Eagle Rock’s existing East Panhandle system.  Benefits to Eagle Rock of this transaction include:

•	Approximately 18,600 MMBtu/d of existing gathered volumes generating mostly fixed fee revenues;

•
The ability to provide processing services to existing and future producers on the acquired system through interconnects into Eagle Rock’s East Panhandle system, including the newly-installed, high-efficiency Phoenix Plant in Hemphill County; and

•	The expansion of Eagle Rock’s footprint in the Granite Wash play, particularly into the highly active, liquids-rich portion of the play in Wheeler County.

The purchase price for these assets reflects a 7.6 times multiple of our 2011 estimated Adjusted EBITDA from the assets, in partial combination with our Phoenix Plant, and the acquisition is expected to be accretive to distributable cash flow per unit in 2011 and beyond assuming no increase in the number of outstanding common units from today.

“We are very pleased to announce this strategic acquisition for our Partnership. Not only does it place Eagle Rock back in growth mode but it significantly expands our footprint in our core growth area in the Granite Wash play,” said Joseph A. Mills, chairman and chief executive officer of Eagle Rock.  “The combination of our existing gathering and processing infrastructure coupled with this acquired gathering infrastructure enables us to provide our producer customers a low-cost gathering and processing alternative in this very active area.”

Please direct inquiries about Eagle Rock’s expanded gathering and processing capabilities in the East Texas Panhandle to:

T.J. Henderson at (281) 408 1340 or t.henderson@eaglerockenergy.com

Acquisition of Additional Upstream Interests in Southern Alabama

Separately, the Partnership also announced that it has acquired certain additional interests in the Big Escambia Creek Field (and the nearby Flomaton and Fanny Church Fields) from Indigo Minerals, LLC, for $4.2 million, with an effective date of August 1, 2010 and subject to customary purchase price adjustments.   These interests are in wells in which the Partnership currently owns a significant interest and are nearly 100% operated by the Partnership.  The Partnership estimates that the proved reserves associated with these interests are 216 Mbbl of condensate, 555 Mmcf of natural gas and 102 Mbbl  of natural gas liquids, and are 87% proved developed producing.  Currently, the daily production rate associated with the interests is 130 Boe/d.

 About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203

Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Senior Financial Analyst

Use of Non-GAAP Financial Measures

This news release includes the non-generally accepted accounting principles, or non-GAAP, financial measures of Adjusted EBITDA and Distributable Cash Flow.  Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income (loss), operating income (loss), cash flows from operating activities or any other GAAP measure of liquidity or financial performance.

Eagle Rock defines Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense; impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to our equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; (gains) losses on discontinued operations and other (income) expense.

Eagle Rock uses Adjusted EBITDA as a measure of its core profitability to assess the financial performance of its assets. Adjusted EBITDA also is used as a supplemental financial measure by external users of Eagle Rock’s financial statements such as investors, commercial banks and research analysts. For example, the Partnership’s lenders under its revolving credit facility use a variant of its Adjusted EBITDA in a compliance covenant designed to measure the viability of Eagle Rock and its ability to perform under the terms of the revolving credit facility; Eagle Rock, therefore, uses Adjusted EBITDA to measure its compliance with its revolving credit facility. Eagle Rock believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance. Adjusted EBITDA is useful in determining Eagle Rock’s ability to sustain or increase distributions. By excluding unrealized derivative gains (losses), a non-cash, mark-to-market benefit (charge) which represents the change in fair market value of the Partnership’s executed derivative instruments and is independent of its assets’ performance or cash flow generating ability, Eagle Rock believes Adjusted EBITDA reflects more accurately the Partnership’s ability to generate cash sufficient to pay interest costs, support its level of indebtedness, make cash distributions to its unitholders and general partner and finance its maintenance capital expenditures.  Eagle Rock further believes that Adjusted EBITDA also describes more accurately the underlying performance of its operating assets by isolating the performance of its operating assets from the impact of an unrealized, non-cash measure designed to describe the fluctuating inherent value of a financial asset. Similarly, by excluding the impact of non-recurring discontinued operations, Adjusted EBITDA provides users of the Partnership’s financial statements a more accurate picture of its current assets’ cash generation ability, independently from that of assets which are no longer a part of its operations.

Eagle Rock’s Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as Eagle Rock. For example, the Partnership includes in Adjusted EBITDA the actual settlement revenue created from its commodity hedges by virtue of transactions undertaken by it to reset commodity hedges to prices higher than those reflected in the forward curve at the time of the transaction or to purchase puts or other similar floors despite the fact that the Partnership excludes from Adjusted EBITDA any charge for amortization of the cost of such commodity hedge reset transactions or puts.  This release does not provide a reconciliation of Adjusted EBITDA to its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP, as such Adjusted EBITDA reference is forward-looking and prospective in nature.  Eagle Rock could not provide such reconciliation without undue hardship because the Adjusted EBITDA reference included in this release is an estimation, approximation and/or range.  In addition, it would be difficult for Eagle Rock to present a detailed reconciliation on account of many unknown variables for the reconciling item.

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include risks related to volatility of commodity prices; market demand for natural gas and natural gas liquids; the effectiveness of the Partnership’s hedging activities; the Partnership’s ability to retain key customers; the Partnership’s ability to continue to obtain new sources of natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership’s ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership’s actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2009, and the Partnership’s Forms 10-Q, filed with the SEC for subsequent quarters, as well as any other public filings and press releases.

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